Exhibit 99.1

NEWS RELEASE for October 31, 2013 at 6:00 AM ET

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

GENTHERM REPORTS RECORD THIRD QUARTER, NINE-MONTH REVENUES

NORTHVILLE, MI (October 31, 2013) . . . Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced financial results for the third quarter and nine months ended September 30, 2013.

“We broke $170 million in revenues for this year’s third quarter, which is an all-time quarterly record for the Company, and we generated strong gross margins,” said President and CEO Daniel R. Coker. “These results were driven by solid growth in all of our major business units, which are continuing to exhibit greater strength than the overall automotive market. We see excellent future opportunities for Gentherm, not only in terms of growth and increased market shares, but also for improved operating and cost efficiencies as we go forward.”

Third Quarter Financial Highlights

Revenues for the 2013 third quarter increased 21 percent to $171.2 million from $141.1 million in the prior year’s third quarter. Revenues for the Company’s Climate Control Seats™ (CCS™) segment, which represents the historical Gentherm business, increased 11 percent, while revenues for W.E.T. grew by 25 percent compared with the prior year period.

Higher CCS revenues were due to new program launches, including the Cadillac CTX and the North American variant of the Hyundai Sonata, and additional volume on programs launched during last year’s third quarter, including the redesigned Land Rover Range Rover, Nissan Pathfinder and Infiniti JX. Production volumes on existing vehicle platforms were higher in North America, but lower in Japan. The weakness in Japan primarily reflected certain mature vehicle programs that are expected to be refreshed in the coming months.

W.E.T. revenue increases resulted from strong automotive volumes in North America and Asia and continued market penetration in the automotive cable business. In addition, European-based sales were 12 percent higher than the prior year despite local economic weakness, partly due to the market penetration of the cable business. Included in these amounts are W.E.T.’s climate controlled seat products that include heated and cooled as well as heated and ventilated seats which grew by 33 percent to approximately $36.0 million during the third quarter.

Foreign currency translation of the Company’s Euro denominated revenue for this year’s third quarter, which was approximately €35.7 million compared with €31.9 million during the prior year period, benefited revenue results by approximately $2.6 million. The average US Dollar/Euro exchange rate for the 2013 third quarter was 1.3244 compared with 1.2514 for the third quarter of 2012.

Net income attributable to common shareholders for the 2013 third quarter was $8.5 million, or $0.25 per basic and $0.24 per diluted share, which included $326,000 in fees, legal and other expenses associated with the acquisition of additional W.E.T. shares during this year’s second quarter and subsequent squeeze-out procedures during the third quarter of this year. There were also $1.6 million of foreign currency exchange losses recorded in the quarter.

Adjusting for the impact of the W.E.T. acquisition transaction expenses, Gentherm would have reported net income attributable to common shareholders of $0.25 per basic and diluted share. Net income attributable to common shareholders for the third quarter of 2012 was $2.5 million, or $0.08 per basic and diluted share, which included $421,000 of foreign currency exchange losses.

Further non-cash purchase accounting impacts associated with the W.E.T. acquisition are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for this year’s third quarter was 26.8 percent compared with 26.1 percent for the third quarter of 2012. This increase was due to a favorable change in product mix and greater coverage of fixed manufacturing costs at the higher volume levels.

Adjusted EBITDA for the 2013 third quarter was $21.3 million compared with Adjusted EBITDA of $18.5 million for the prior year period reflecting the charges discussed previously. Adjusted EBITDA (which is a non-GAAP measure) is provided to help shareholders understand Gentherm’s results of operations due to the acquisition of W.E.T. This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, Gentherm’s reported results prepared in accordance with GAAP.

The Company’s balance sheet as of September 30, 2013, had total cash and cash equivalents of $36 million, total assets of $457.9 million, shareholders’ equity of $215.6 million and total debt of $87.4 million.

Year-to-Date Summary

For the first nine months of 2013, revenues increased 18 percent to $479.8 million from $406.7 million in the prior year period.

Foreign currency translation of the Company’s Euro denominated revenue for the first nine months of 2013, which was approximately €106.1 million compared with €95.5 million during the prior year period, increased the US Dollar reported revenue by approximately $3.7 million. The average US Dollar/Euro exchange rate for the first nine months of this year was 1.3172 compared with 1.2820 for the first nine months of the prior year.

Net income attributable to common shareholders for the first nine months of 2013 was $21.2 million, or $0.64 per basic share and $0.63 per diluted share, which included $1.9 million in fees, legal and other expenses associated with the acquisition of additional W.E.T. shares during the period and a $1.8 million charge related to the global reporting structure reorganization during this year’s second quarter.

Adjusting for the impact of the W.E.T. acquisition transaction expenses and the $1.8 million charge related to the global reporting structure reorganization, Gentherm would have reported net income attributable to common shareholders of $0.71 per basic share and diluted share. Net income attributable to common shareholders for the prior year period was $8.6 million, or $0.31 per basic share and $0.30 per diluted share.

Further non-cash purchase accounting impacts associated with the W.E.T. acquisition are detailed in the Acquisition Transaction Expenses, W.E.T. Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for first nine months of 2013 was 26.1 percent compared with 25.5 percent for the first nine months of 2012.

Adjusted EBITDA for the first nine months of 2013 was $55.9 million compared with Adjusted EBITDA of $51.7 million for the prior year period.

Revaluation of Derivatives

For the third quarter and first nine months of this year, the Company recorded foreign currency losses of $1.6 million and $1.5 million, respectively. Gains related to the revaluation of derivative financial instruments of $217,000 and $1.2 million for the third quarter and first nine months of this year, respectively, compared with losses of $993,000 and $1.1 million for the prior year periods partially offset the 2013 third quarter and nine-month foreign currency amounts.

Research and Development, Selling, General and Administrative (SG&A) Expenses

Net research and development expenses for this year’s third quarter and first nine months were up $2.5 million and $6.4 million to $12.7 million and $37.0 million, respectively, reflecting additional resources, including personnel, focused on application engineering for new production programs on existing products, development of new products, start-up costs for a new electronics production facility in Shenzhen, China, and a program to develop the next generation of seat comfort products using the best ideas and designs of the combined Gentherm and W.E.T. systems. New product development includes automotive heated and cooled storage devices, automotive interior thermal management devices, medical thermal management devices, battery thermal management devices and other potential products.

SG&A expenses for the third quarter and first nine months of 2013, which included the above mentioned $1.8 million in reorganization charges during the 2013 second quarter, increased $1.8 million and $7.5 million, respectively, when compared to the prior year periods. Included are higher legal, audit and travel costs, as well as wages and benefits costs resulting from new employee hiring and merit increases. The additional employees are primarily related to establishing the new electronics production facility, increasing sales and marketing efforts aimed at supporting the Company’s current product development strategy and the ongoing integration process between historical Gentherm and W.E.T. Gentherm also incurred approximately $550,000 in incremental audit and accounting expenses driven by Sarbanes-Oxley compliance implementation for W.E.T. which began during the first and second quarter of 2012. Gentherm believes that its selling, general and administrative costs will level off as the Company works through the integration process and implements the cost reduction initiatives enabled by this integration over the next three years.

Guidance

Barring unforeseen economic turbulence, including worsening of the European market or unfavorable fluctuations of the Euro exchange rate, the 2013 revenue growth outlook remains strong. The Company expects that fourth quarter revenue will be slightly lower sequentially from the third quarter, but still represent a significant increase from the prior year fourth quarter. That would set the full year growth rate at 17 percent over 2012 revenues of $555 million.

Conference Call

As previously announced, Gentherm is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review these financial results. The dial-in number for the call is 1-888-846-5003 (or 1-480-629-9856). The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Gentherm’s website at www.gentherm.com.

About Gentherm

Gentherm (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectric and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 7,500 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding future sales, products, opportunities, markets, expenses and profits. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks that sales may not significantly increase, additional financing requirements may not be available, new competitors may arise and adverse conditions in the industry in which the Company operates may negatively affect its results. Those and other risks are described in the Company’s annual report on Form 10-K for the year ended December 31, 2012 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Product revenues	$171,182	$141,058	$479,792	$406,737
Cost of sales	125,265	104,203	354,672	303,110

Gross margin	45,917	36,855	125,120	103,627
Operating expenses:
Net research and development expenses	12,718	10,257	36,962	30,566
Acquisition transaction expenses	326	—	1,911	—
Selling, general and administrative	18,319	16,560	53,483	45,972

Total operating expenses	31,363	26,817	92,356	76,538

Operating income	14,554	10,038	32,764	27,089
Interest expense	(1,062)	(898)	(2,916)	(3,082)
Revaluation of derivatives	217	(993)	1,201	(1,056)
Foreign currency gain (loss)	(1,612)	(421)	(1,514)	2,357
Income (loss) from equity investment	77	3	319	(228)
Other income	191	310	691	859

Earnings before income tax	12,365	8,039	30,545	25,939
Income tax expense	3,600	2,366	6,343	7,324

Net income	8,765	5,673	24,202	18,615
Gain attributable to non-controlling interest	(63)	(1,672)	(1,340)	(4,491)

Net income attributable to Gentherm Incorporated	8,702	4,001	22,862	14,124
Convertible preferred stock dividends	(159)	(1,516)	(1,622)	(5,521)

Net income attributable to common shareholders	$8,543	$2,485	$21,240	$8,603

Basic earnings per share	$0.25	$0.08	$0.64	$0.31

Diluted earnings per share	$0.24	$0.08	$0.63	$0.30

Weighted average number of shares – basic	34,447	29,619	33,261	28,177

Weighted average number of shares – diluted	34,886	30,003	33,584	28,676

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GENTHERM INCORPORATED

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income	$8,765	$5,673	$24,202	$18,615
Add Back:
Income tax expense	3,600	2,366	6,343	7,324
Interest expense	1,062	898	2,916	3,082
Depreciation and amortization	7,572	7,280	22,830	22,265
Adjustments:
Acquisition transaction expense	326	—	1,911	—
Unrealized currency loss	1,206	2,505	1,129	1,913
Unrealized revaluation of derivatives	(1,274)	(252)	(3,414)	(1,482)

Adjusted EBITDA	$21,257	$18,470	$55,917	$51,717

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and deferred financing cost amortization, less transaction expenses, debt retirement expenses, unrealized currency gain or loss and unrealized revaluation of derivatives. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP. Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, W.E.T. PURCHASE ACCOUNTING IMPACTS AND OTHER EFFECTS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,		Future Full Year Periods (estimated)
	2013	2012	2013	2012	2013	2014	2015	Thereafter
Transaction related current expenses
Acquisition transaction expenses	$326	$—	$1,911	$—	$1,911	$—	$—	$—
Non-cash purchase accounting impacts
Customer relationships amortization	$1,987	$1,924	$5,927	$5,771	$8,105	$8,105	$8,105	$41,805
Technology amortization	833	807	2,486	2,420	3,399	3,399	3,399	6,397
Product development costs amortization	550	520	1,641	1,561	2,244	2,244	1,271	51

	$3,370	$3,251	$10,054	$9,752	$13,748	$13,748	$12,775	$48,253
Tax effect	(907)	(753)	(3,071)	(2,259)	(3,926)	(3,184)	(2,959)	(11,175)

Net income effect	2,789	2,498	8,894	7,493	11,733	10,564	9,816	37,078
Non-controlling interest effect	(26)	(602)	(155)	(1,805)	(397)	(63)	(59)	(222)

Net income available to shareholders effect	$2,763	$1,896	$8,739	$5,688	$11,336	$10,501	$9,757	$36,856

Earnings (loss) per share – difference
Basic	$0.08	$0.06	$0.26	$0.20
Diluted	$0.08	$0.06	$0.26	$0.20
Series C Preferred Stock dividend	$159	$1,516	$1,622	$5,521	$1,622	$—	$—	$—

Earnings (loss) per share – difference
Basic	$0.00	$0.05	$0.05	$0.20
Diluted	$0.00	$0.05	$0.05	$0.19

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GENTHERM INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$36,003	$58,152
Accounts receivable, less allowance of $2,878 and $2,474, respectively	122,330	102,261
Inventory:
Raw Materials	35,388	28,279
Work in process	2,720	2,461
Finished goods	24,698	23,016

Inventory, net	62,806	53,756
Derivative financial instruments	292	160
Deferred income tax assets	14,389	15,006
Prepaid expenses and other assets	15,222	12,809

Total current assets	251,042	242,144
Property and equipment, net	73,608	55,010
Goodwill	25,300	24,729
Other intangible assets	85,827	95,870
Deferred financing costs	1,246	1,880
Deferred income tax assets	7,772	5,361
Derivative financial instruments	2,403	4,141
Other non-current assets	10,701	10,062

Total assets	$457,899	$439,197

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$55,176	$42,508
Accrued liabilities	57,696	54,157
Current maturities of long-term debt	22,164	17,218
Derivative financial instruments	2,652	3,326

Total current liabilities	137,688	117,209
Pension benefit obligation	4,961	5,009
Other liabilities	2,836	4,540
Long-term debt, less current maturities	65,270	39,734
Derivative financial instruments	9,553	13,245
Deferred income tax liabilities	21,945	21,828

Total liabilities	242,253	201,565
Series C Convertible Preferred Stock	—	22,469
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 34,689,569 and 29,818,225 issued and outstanding at September 30, 2013 and December 31, 2012, respectively	229,021	166,309
Paid-in capital	(10,013)	24,120
Accumulated other comprehensive income (expense)	3,855	(11,231)
Accumulated deficit	(8,408)	(17,383)

Total Gentherm Incorporated shareholders’ equity	214,455	161,815
Non-controlling interest	1,191	53,348

Total shareholders’ equity	215,646	215,163

Total liabilities and shareholders’ equity	$457,899	$439,197

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GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Operating Activities:
Net income	$24,202	$18,615
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	23,467	22,737
Deferred tax provision	(1,138)	2,134
Stock compensation	1,861	911
Defined benefit plan expense	(159)	(303)
Provision of doubtful accounts	369	(305)
Gain on revaluation of financial derivatives	(2,859)	(1,064)
Loss (gain) on equity investment	(318)	228
Loss on sale of property, plant and equipment	48	53
Excess tax benefit from equity awards	(1,317)	(1,577)
Changes in operating assets and liabilities:
Accounts receivable	(19,606)	(16,728)
Inventory	(8,824)	(4,250)
Prepaid expenses and other assets	(2,458)	(7,264)
Accounts payable	11,250	4,622
Accrued liabilities	4,099	10,715

Net cash provided by operating activities	28,617	28,524
Investing Activities:
Purchase of non-controlling interest	(46,835)	—
Purchase of derivative financial instruments	—	(7,787)
Proceeds from the sale of property, plant and equipment	7	20
Purchase of property and equipment	(30,016)	(15,344)
Loan to equity investment	—	(590)
Cash invested in corporate owned life insurance	(266)	(265)
Patent costs	—	(1,744)

Net cash used in investing activities	(77,110)	(25,710)
Financing Activities:
Borrowing of debt	48,923	3,286
Repayments of debt	(18,966)	(19,149)
Distributions paid to non-controlling interests	(3)	(290)
Proceeds from public offering of common stock	—	75,487
Excess tax benefit from equity awards	1,317	1,577
Cash paid to Series C Preferred Stock Holders	(9,142)	(17,340)
Proceeds from sale of W.E.T. equity to non-controlling interest	—	1,921
Proceeds from the exercise of Common Stock options	2,901	733

Net cash provided by financing activities	25,030	46,225

Foreign currency effect	1,314	(599)

Net increase (decrease) in cash and cash equivalents	(22,149)	48,440
Cash and cash equivalents at beginning of period	58,152	23,839

Cash and cash equivalents at end of period	$36,003	$72,279

Supplemental disclosure of cash flow information:
Cash paid for taxes	$7,174	$5,678

Cash paid for interest	$2,249	$2,787

Supplemental disclosure of non-cash transactions:
Common stock issued to Board of Directors and employees	$1,028	$314

Issuance of common stock to non-controlling interest	$42,517	$—

Issuance of common stock for Series C Preferred Stock conversion	$15,508	$—

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